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                               LETTER OF AGREEMENT

        FIRST AMERICAN INVESTMENT FUNDS, INC. - INTERNATIONAL SELECT FUND

                                                                  March 28, 2007

Mr. Ronald W. Holt
Hansberger Global Investors, Inc.
401 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

Dear Mr. Holt:

     Hansberger Global Investors, Inc. (the "Sub-Advisor") currently serves as sub-advisor to the International Select Fund (the "Fund"), a series of First American Investment Funds, Inc. ("FAIF"), pursuant to an Interim Investment Sub-Advisory Agreement between FAF Advisors, Inc. (the "Advisor") and the Sub-Advisor, dated February 22, 2007 (the "Agreement").

     Section 11(b) of the Agreement provides that the Agreement is terminable, without penalty, on 90 days' written notice by the Advisor, by FAIF's Board, or by the Sub-Advisor. This section of the Agreement also provides that "the date of termination may be less than or more than 90 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor." As the Advisor and Sub-Advisor desire to allow for a notice period of not more than 60 days, under Section 11(b), the Advisor and Sub-Advisor hereby agree as follows:

     The Agreement is terminable, under Section 11(b) of the Agreement, without penalty, on 60 days' written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor) by the Advisor, by FAIF's Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Advisor, and will immediately terminate upon termination of the Advisory Agreement.

     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning one of the enclosed copies hereof.

                                        Very truly yours,

                                        FAF ADVISORS, INC.


                                        By: /s/ Joseph M. Ulrey, III
                                            ------------------------------------
                                        Name: Joseph M. Ulrey, III
                                        Title: Chief Financial Officer

Accepted:

HANSBERGER GLOBAL INVESTORS, INC.


By: /s/ Ronald W. Holt
    ---------------------------------
Name: Ronald W. Holt
Title: President